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                                                                    EXHIBIT 11.1

                       VITESSE SEMICONDUCTOR CORPORATION

           STATEMENT REGARDING COMPUTATION OF INCOME (LOSS) PER SHARE

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

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
                                             FISCAL YEARS ENDED SEPTEMBER 30,
                                            -----------------------------------
                                               1996        1995        1994
                                            ----------- ----------- -----------
   Net income (loss)......................  $    12,645 $     1,507 $    (4,141)
                                            =========== =========== ===========
   Shares
     Weighted average common shares
      outstanding.........................   17,383,677  15,195,498  14,773,137
     Common stock options (as determined
      by application of the treasury stock
      method).............................    2,760,742   2,111,509         --
                                            ----------- ----------- -----------
   Adjusted weighted average common and
    common equivalent shares outstanding..   20,144,419  17,307,007  14,773,137
                                            =========== =========== ===========
   Net income (loss) per share of common
    stock.................................  $      0.63 $      0.09 $     (0.28)
                                            =========== =========== ===========
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